Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

LEXICON ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES OFFERING

The Woodlands, Texas, November 20, 2014 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) today announced that it has priced its offering of $80,000,000 aggregate principal amount of 5.25% Convertible Senior Notes due 2021 (the “Convertible Notes”) in a private offering within the United States. The Convertible Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Lexicon has also granted the initial purchasers an option to purchase up to an additional $15,000,000 aggregate principal amount of the Convertible Notes on the same terms and conditions, solely to cover over-allotments. Lexicon expects to close the offering on November 26, 2014, subject to the satisfaction of customary closing conditions.

The Convertible Notes will be the general senior unsecured obligations of Lexicon and will accrue interest at a rate of 5.25%, payable semi-annually in arrears, and will mature on December 1, 2021. The Convertible Notes will be convertible into Lexicon’s common stock, initially at a rate of 829.1874 shares of common stock per $1,000 principal amount of Convertible Notes. This represents an initial effective conversion price of $1.206 per share of common stock. The initial conversion price represents a premium of 20% to the $1.005 per share closing price of Lexicon’s common stock on the NASDAQ Global Select Market on November 20, 2014.

Lexicon estimates that the net proceeds from the offering will be approximately $77.0 million (or approximately $91.5 million if the initial purchasers exercise their over-allotment option in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by Lexicon. Lexicon intends to use the net proceeds from the offering for the clinical development of its drug candidates and other nonclinical research and development efforts. It may also use a portion of the net proceeds to acquire or invest in complementary products and technologies or for general corporate purposes.

Holders of the Convertible Notes will have the right to require Lexicon to repurchase for cash all or a portion of their Convertible Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the Convertible Notes). Lexicon will also be required to increase the conversion rate for holders who convert their Convertible Notes in connection with certain fundamental changes occurring prior to the maturity date.

The Convertible Notes (including the shares of Lexicon’s common stock into which the Convertible Notes are convertible) have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act, and does not constitute an offer to sell, or the solicitation of an offer to buy, these securities (including the shares of Lexicon’s common stock into which the Convertible Notes are convertible), nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted. Any offers of the Convertible Notes will be made only by means of a private offering memorandum.

Safe Harbor Statement

This press release contains “forward-looking” statements, including statements related to Lexicon’s expectations regarding the completion, timing and size of the proposed offering. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “will,” “intends” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Lexicon’s results to differ materially from those indicated by these forward-looking statements, including risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed offering. There can be no assurance that Lexicon will be able to complete the proposed offering on the anticipated terms, or at all. Additional risks and uncertainties relating to Lexicon and its business can be found under the heading “Risk Factors” in Lexicon’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013. Unless required by applicable law, Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:

Chas Schultz

Senior Director, Finance and Communications

281/863-3421

cschultz@lexpharma.com